AMENDMENT NO. 1 TO THE ADMINISTRATIVE SERVICES AGREEMENT THIS AMENDMENT NO. 1 TO THE ADMINISTRATIVE SERVICES AGREEMENT (the “Amendment”) is made as of this 21st day of April, 2025, by and between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM”) and Athene Annuity and Life Company (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below). WHEREAS, GSAM and Company are parties to a certain Administrative Services Agreement dated December 2, 2022, as amended to date (the “Agreement”); and WHEREAS, the parties desire to amend Schedule D of the Agreement as provided herein. NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows: 1. Amendment to Schedules. Schedule D is hereby deleted in its entirety and replaced with the attached Schedule D. 2. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. 3. Full Force and Effect. Except as expressly supplemented, amended or consented hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written. GOLDMAN SACHS ASSET MANAGEMENT, L.P. ____________________________________________ Name: Title: Date: ATHENE ANNUITY AND LIFE COMPANY _____________________________________________ Name: Kent Keim Title: Senior Vice President, Global Wealth Date:

SCHEDULE D Fees Share Class of the Trust Amounts per annum of the average aggregate net asset value of shares of the Trust held by the Separate Account under the Participation Agreement Equity Funds - Service and Institutional Class - Advisor Class 25 basis points (0.25%) 10 basis points (0.10%) Fixed Income Funds - Service, Institutional and Advisor Class 10 basis points (0.10%) Money Market Funds1 - Institutional Class 5 basis points (0.05%) for average daily assets between $0 and $100 million 10 basis points (0.10%) for average daily assets in excess of $100 million 1 The fee paid by GSAM to the Company on Money Market Funds may be reduced as described in Schedule E of This Agreement. You agree to be bound by the terms of such Schedule E and agree to any reduction in fees that may occur as described therein.